Consent of Independent Registered Public Accounting Firm


As independent public accountants, we hereby consent to the use of our report incorporated by reference herein dated April 1, 2005 on the financial statements of the Veracity Small Cap Value Fund as of February 28, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information.



Cohen McCurdy, Ltd.
Westlake, Ohio
April 15, 2005